EXHIBIT NO. 99-3


NIAGARA MOHAWK CALLS BONDS FOR EARLY REDEMPTION

SYRACUSE - June 14 - Niagara Mohawk Power Corporation today announced that all outstanding 9.5 percent series first mortgage bonds due March 1, 2021, would be redeemed on July 14. Bonds outstanding total $150 million.

The bonds are being redeemed at the applicable optional redemption price of
105.87 percent, plus accrued interest to July 14. On and after that date, interest on the bonds will cease to accrue. A Notice of Redemption was mailed on behalf of the company by HSBC Bank USA, as trustee, to holders of these bonds.

The bonds are being redeemed as part of Niagara Mohawk's plan to retire more than $1 billion in debt in 1999. "We are committed to follow through on our strategy to retire capital and rebuild shareholder value," said William E. Davis, Chairman and Chief Executive Officer of Niagara Mohawk Holdings.

Niagara Mohawk Power Corporation, a subsidiary of Niagara Mohawk Holdings, Inc. (NYSE: NMK), is a regulated energy delivery company providing energy and energy services to the largest customer service area in New York State.